UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H&R BLOCK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Breeden Capital Management LLC

Breeden Partners L.P.

Breeden Partners (California) L.P.

Breeden Partners Holdco Ltd.

Richard C. Breeden

Robert A. Gerard

L. Edward Shaw, Jr.

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Contacts:

For Media:	For Investors:
Kekst and Company	Morrow & Co.
Victoria Weld	Eric Olson/Mike Verrechia
212-521-4800	203-658-9400

FOR IMMEDIATE RELEASE

Breeden Partners Comments on H&R Block’s Decision to De-Stagger its Board

Greenwich, CT., August 13, 2007. Breeden Capital Management LLC, a Greenwich, CT., based investment fund manager, issued the following statement today from Richard C. Breeden, Chairman and Chief Executive Officer of Breeden Capital Management LLC.

“We have been advocating for months that H&R Block adopt majority voting on an annual basis for all directors to improve Board accountability. We are pleased that the Company has elected to adopt a portion of our suggestion, and look forward to persuading the Board to adopt the rest of our many suggestions, following our election to the Board. It is unfortunate it took this long for management and the Board to realize that entrenchment devices like staggered boards do not serve the interests of shareholders.”

About Breeden Partners, LP

Breeden Partners is a private investment partnership that was formed for purposes of investing in companies that are underperforming in terms of earnings and share price. Breeden Partners invests solely in the equity securities of publicly traded companies headquartered in the United States or Canada, and it does not use either leverage or derivatives. Breeden Partners’ governing policies also prohibit it from taking a majority equity interest in any portfolio company.

Breeden Partners seeks to invest in companies with strong cash flows and underlying asset values where it can be a catalyst for change that will enhance market value. Breeden Partners seeks to maximize returns by persuading portfolio companies to adopt new strategies to increase earnings and rates of return, improve capital allocation, strengthen accountability for performance, enhance transparency and adopt healthier governance practices, among other things. Breeden Partners believes that implementing improved management and governance practices will help portfolio companies achieve higher earnings and command a higher multiple on such earnings in the marketplace.

About Breeden Capital Management LLC

Breeden Capital Management is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has a total of approximately 20 professionals, and, together with its affiliates, it has more than $1 billion in committed capital under management.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BREEDEN CAPITAL MANAGEMENT, LLC, BREEDEN PARTNERS L.P., BREEDEN PARTNERS (CALIFORNIA) L.P., BREEDEN PARTNERS HOLDCO LTD., RICHARD C. BREEDEN, ROBERT A. GERARD AND L. EDWARD SHAW, JR. FROM THE SHAREHOLDERS OF H&R BLOCK FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF H&R BLOCK BECAUSE THEY CONTAIN (AND ANY SUBSEQUENT AMENDMENTS OR SUPPLEMENTS WILL CONTAIN) IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY IS BEING MAILED TO SHAREHOLDERS OF H&R BLOCK AND IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MORROW & CO., INC. BY TELEPHONE AT (203) 658-9400 OR BY E-MAIL AT BREEDENINFO@MORROWCO.COM.

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